AS FILED WITH THE UNITED STATES SECURITIES
                    AND EXCHANGE COMMISSION ON JULY 26, 2006

                          REGISTRATION NO. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Phoenix Interests, Inc.
                 (Name of small business issuer in its charter)

             Nevada                         3289                  61-1342734
(State or other jurisdiction of (primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

                             Phoenix Interests, Inc.
                         One RiverPoint Plaza, Suite 706
                            Jeffersonville, IN 47130
                                 (502) 584-4434
          (address and telephone number of principal executive offices and principal place of business)

                              James D. Tilton, Jr.
                             Chief Executive Officer
                             Phoenix Interests, Inc.
                         One RiverPoint Plaza, Suite 706
                            Jeffersonville, IN 47130
                                 (502) 584-4434
            (Name, address and telephone number of agent for service)

                                    Copy to:

                                Hank Gracin, Esq.
                               Lehman & Eilen LLP
                       Mission Bay Office Plaza, Suite 300
                               20283 State Road 7
                              Boca Raton, FL 33498
                                 (561) 237-0804

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of each class of    Number of shares to      Proposed maximum       Proposed maximum           Amount of
    securities to be        be registered(1)       offering price per     aggregate offering     registration fee(5)
       registered                                       share(2)                 price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common stock, par value
$0.001 per share            1,325,000,000 (3)            $.0009                 $1,192,500              $127.60
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Represents shares to be sold by the selling shareholders named in this registration statement. In accordance with Rule 416(b), there are also included in this registration statement any additional shares that may be issued or may become issuable as dividends or as a result of stock splits, stock dividends, or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC
     Bulletin Board on June 30, 2006.

(3) Represents shares of the registrant's common stock being registered for resale that have been or may be acquired upon the conversion of shares of preferred stock issued to the selling shareholders named in this registration statement.

(4) The registration fee is calculated by multiplying the aggregate offering price by 0.000107.

================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 26, 2006

                                   PROSPECTUS


                             Phoenix Interests, Inc.

                      1,325,000,000 shares of common stock


The 1,325,000,000 shares of common stock offered in this prospectus are being sold by the shareholders of Phoenix Interests, Inc. named in the "Selling Shareholders" section of this prospectus. Of these shares, up to 100% of the shares are issuable on exercise of shares of preferred stock issued by Phoenix Interests.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. We will bear all costs associated with this registration. No underwriter or other person has been engaged to facilitate sale of shares of common stock in this offering.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "PXIT" The closing price of our common stock on the OTC Bulletin Board on June 30, 2006, was $.0009 per share.

Purchase of our common stock is speculative and involves a high degree of risk. Before deciding to invest in our common stock, read the prospectus carefully, especially the "Risk Factors" section beginning on page [].

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is July 26 2006.

                                TABLE OF CONTENTS




PROSPECTUS SUMMARY............................................................3

SUMMARY OF FINANCIAL INFORMATION..............................................4

RISK FACTORS..................................................................4

FORWARD-LOOKING STATEMENTS....................................................7

AVAILABLE INFORMATION.........................................................7

USE OF PROCEEDS...............................................................7

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS.......................8

MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................8

BUSINESS.....................................................................10

LEGAL PROCEEDINGS............................................................11

DESCRIPTION OF PROPERTY......................................................12

MANAGEMENT...................................................................12

EXECUTIVE COMPENSATION.......................................................13

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.........................14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............14

SELLING SHAREHOLDERS.........................................................15

PLAN OF DISTRIBUTION.........................................................16

DESCRIPTION OF SECURITIES....................................................18

INTEREST OF NAMED EXPERTS AND COUNSEL........................................20

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................20

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS................................20

EXHIBIT INDEX AND INDEX TO FINANCIAL STATEMENTS..............................20

INFORMATION NOT REQUIRED IN PROSPECTUS.......................................22

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "we", "us," and "our" refer to Phoenix Interests, Inc.

Our Company

Phoenix Interests, Inc. was incorporated under the laws of the State of Nevada in 1999. Following its incorporation, Phoenix Interests entered into the "pinhooking" and racing of thoroughbred horses. To date, substantially all of Phoenix Interests' revenues have been generated from the pinhooking of thoroughbred horses.

During 2003, we discontinued all pinhooking activities and liquidated our remaining horse inventory. Going forward, we expect to generate revenues and profits when applicable from its investments in online account wagering, gaining and other various forms of legalized gambling. In March 2004, we formed a wholly owned subsidiary "Online Enterprises, Inc." as its initial entry into online account wagering and ecommerce. Specifically, via our subsidiary Online Enterprises, Inc. we developed web sites "http://www.Barn66.com" and "http://www.BetBarn66.com," which will allow users online to conduct live thoroughbred ecommerce and account wagering. The sites went live during November 2004 and January 2005, respectively. We are able to offer account wagering because of the affiliation we made in October 2004 with AmericaTab Ltd., an account wagering firm founded in 1999 and approved by the State of Oregon. During 2005, Barn66.com produced nominal revenue and we elected to offer its services for free to increase usage. BetBarn66.com produced revenue and showed growth during peak usage times. In January of 2006, AmericaTab notified us that it was ending its affiliation by serving a six-month notice. In June of 2006 we sold our customer base to AmericaTab.

The Offering

Securities Being Offered                    Up to 1,325,000,000 shares of our
                                            common stock. All of these shares
                                            are underlying shares of preferred
                                            stock that were issued to selling
                                            shareholders in private placement
                                            transactions.

Terms of the Offering                       The selling security shareholders
                                            will determine when to sell the
                                            shares of common stock offered in
                                            this prospectus and on what terms.

Termination of the Offering                 The offering will conclude when all
                                            shares of common stock offered in
                                            this prospectus have been sold.

Securities Issued and to be Issued          331,734,425 shares of our common
                                            stock are issued and outstanding as
                                            of July 1, 2006. All of the common
                                            stock to be sold under this
                                            prospectus will be sold by existing
                                            shareholders.

Use of Proceeds                             We will not receive any proceeds
                                            from sale of shares of common stock
                                            by the selling security
                                            shareholders. We are paying the
                                            expenses of this offering, including
                                            the cost of preparing this
                                            prospectus and the related
                                            registration statement. We estimate
                                            that those expenses will total
                                            approximately $50,000.

Risk Factors                                Purchase of our common stock
                                            involves a high degree of risk. You
                                            should carefully review and consider
                                            the matters discussed in the "Risk
                                            Factors" section, beginning on page
                                            4.

OTC Bulletin Board Trading Symbol           PXIT

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. The selling shareholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or of any sale of the common stock.


                        SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with "Management's Plan of Operation" and the financial statements and the related notes included elsewhere in this prospectus.

In January 2006, the Company was notified by AmericaTab, Ltd. That it was ending its affiliation by serving a six-month notice. Subsequently, the Company began exploring alternatives for its account wagering business. Consideration has focused on obtaining its own license, acquiring and/or affiliating with another account wagering firm.

In March 2006, shareholders voted to un-elect the Company as a "Business Development Company" or "BDC." The shareholder election became effective at the end of the month. This action was predicated on the Company determining that it was no longer a benefit or advisable to remain a "BDC." Consistent comments and feedback from the SEC led the Company to this opinion. The Company felt the SEC had conveyed on more than one occasion that it did not think Phoenix Interests, Inc. was bet suited or qualified to remain a "BDC."

The Company is currently in the process of determining whether to continue as an active player in the account wagering business or to exit it totally. The ability of the Company to remain a player short term in the business (6-9 months) has been severely limited by the affiliation ending with AmericaTab. As a result, the Company is open to other ideas and directions for the business.

The Company believes it has been greatly harmed with the affiliation termination by AmericaTab, Ltd. The Company further believes it was caused by its launch of its "Betty" Kiosks. The launch and placement of 2 kiosks in a Kenton County, Kentucky bar/restaurant so upset local track operator Turfway Park and its President Bob Ellison that they induced the "Alcohol and Beverage Commissions" or "ABC" to confiscate the machines just weeks after their launch. Mr. Ellison also threatened to pull the Turfway Park signal to AmericanTab and all of its affiliates. This confiscation later led to a false gambling/bookmaking indictment of the Company's consultant Patrick L. Brown which was dismissed in Kenton County during May 2006.

The ending affiliation with AmericaTab, Ltd., the incident with Patrick L. Brown and somewhat forced transition from being a "BDC" has had a material and harmful effect on the Company, its operations and future. Consequentially, this is why the Company is presently exploring its options to remain in the account wagering business as well as, open to other ideas and directions for the business. The Company intends to file a lawsuit to recoup its damages and is currently focusing its time on preparing such action against the responsible parties.


                                  RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. If any of these risks or uncertainties actually occurs, the trading price of our common stock could decline and you could lose all or part of your investment.

We have historically lost money, and our losses may continue in the future.

We have historically lost money. As of December 31, 2005, we had had an accumulated deficit of $(5,637,599). Further such losses are likely to occur in the future, and we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. We can give no assurances that we will be successful in reaching or maintaining profitable operations.

We will need to raise additional capital to finance operations.

We have relied almost entirely on external financing to fund our operations. This financing has historically come from a combination of borrowings and from the sale of common stock and assets to third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

There is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages.

The report of our independent accountants on our December 31, 2005, financial statements includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

There has been a limited public market for our common stock, and we can give no assurances that an active trading market for our common stock will develop. The lack of an active trading market could adversely affect our shareholders' ability to sell our common stock without delay, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock regardless of our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock.

Our common stock is traded on the Over-the-Counter Bulletin Board, which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently traded on the Over-the-Counter Bulletin Board (OTCBB), where we expect it to remain for the foreseeable future. Broker-dealers often decline to trade in OTCBB stocks because the market for such securities is often limited, the stocks are more volatile, and the risks to investors are greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to find buyers for their shares. This could cause our stock price to decline.

We could lose the services of our chief executive officer.

Our future success depends, in significant part, on the continued services of James D. Tilton, Jr., our chief executive officer. Our loss of his services could adversely affect our ability to develop our business plan. We do not have an employment agreement with Mr. Tilton, nor do we currently maintain key-man life insurance policies on him.

Nevada law and our articles of incorporation may inhibit a takeover of our company that stockholders may consider favorable.

Provisions of Nevada law, such as its business combination statute, may have the effect of delaying, deferring, or preventing a change in control of our company. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

Our officers and directors have the ability to exercise significant influence over matters submitted for stockholder approval and their interests may differ from other stockholders.

Our executive officers and directors, in the aggregate, have the ability to nominate two members to our board of directors. Accordingly, our directors and executive officers, whether acting alone or together, may have significant influence in determining the outcome of any corporate transaction or other matter submitted to our board of directors for approval, including issuances of common and preferred stock and the appointment of officers. This influence could make it more difficult for someone to acquire us.

There is a limited market for our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol "PXIT." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell their shares of our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

     o technological innovations or new products and services by us or our competitors

     o    intellectual property disputes

     o    additions or departures of key personnel

     o    sales of our common stock

     o    our ability to execute our business plan

     o    operating results that fall below expectations

     o    loss of any strategic relationship

     o    industry developments

     o    economic and other external factors

     o    period-to-period fluctuations in our financial results

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as Nasdaq or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing.

In addition, our securities are subject to the "penny stock rules" adopted under section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the "penny stock rules" for any significant period, that could have an adverse effect on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (3) to obtain needed capital.

Sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding shares of our preferred stock, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 16,960 shares of our preferred stock are eligible for sale pursuant to Rule 144. In addition, the 1,325,000,000 shares of common stock covered by prospectus will be freely tradeable upon effectiveness of the registration statement of which this prospectus forms a part.


                           FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this registration statement include forward-looking statements on our current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reason why actual results may differ. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this prospectus might not occur.


                              AVAILABLE INFORMATION

We filed a registration statement on Form SB-2 with the Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the Commission's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

We subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. These materials are available for inspection and copying at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also view our filings at the web site maintained by the Commission, www.sec.gov.


                                 USE OF PROCEEDS

Proceeds from the sale of the shares of common stock being registered hereby will be received directly by the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock currently trades on the OTC Bulletin Board under the symbol "PXIT." The first reported trade in our common stock occurred on November 30, 2001. The following table states the range of the high and low bid-prices per share of our common stock for each calendar quarter during the past two years, as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. The last price of our common stock as reported on the OTC Bulletin Board on June 30, 2006 was $.0009 per share. As of July 1, 2006 there were approximately 100 shareholders of record of our common stock.


                                                    HIGH              LOW
  FISCAL YEAR ENDING DECEMBER 31, 2006
       First quarter                               $.0025           $.002
       Second quarter                              $.0056           $.0009
  FISCAL YEAR ENDING DECEMBER 31, 2005
       First quarter                               $.0061           $.0002
       Second quarter                              $.0025           $.0027
       Third quarter                               $.0002           $.0003
       Fourth quarter                              $.0002           $.0003
  FISCAL YEAR ENDING DECEMBER 31, 2004
       First quarter                               $.125            $.034
       Second quarter                              $.043            $.013
       Third quarter                               $.029            $.009
       Fourth quarter                              $.027            $.018




                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following management's discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

Overview

In January 2006, the Company was notified by AmericaTab, Ltd. That it was ending its affiliation by serving a six-month notice. Subsequently, the Company began exploring alternatives for its account wagering business. Consideration has focused on obtaining its own license, acquiring and/or affiliating with another account wagering firm.

In March 2006, shareholders voted to un-elect the Company as a "Business Development Company" or "BDC." The shareholder election became effective at the end of the month. This action was predicated on the Company determining that it was no longer a benefit or advisable to remain a "BDC." Consistent comments and feedback from the SEC led the Company to this opinion. The Company felt the SEC had conveyed on more than one occasion that it did not think Phoenix Interests, Inc. was bet suited or qualified to remain a "BDC."

The Company is currently in the process of determining whether to continue as an active player in the account wagering business or to exit it totally. The ability of the Company to remain a player short term in the business (6-9 months) has been severely limited by the affiliation ending with AmericaTab. As a result, the Company is open to other ideas and directions for the business.

The Company believes it has been greatly harmed with the affiliation termination by AmericaTab, Ltd. The Company further believes it was caused by its launch of its "Betty" Kiosks. The launch and placement of 2 kiosks in a Kenton County, Kentucky bar/restaurant so upset local track operator Turfway Park and its President Bob Ellison that they induced the "Alcohol and Beverage Commissions" or "ABC" to confiscate the machines just weeks after their launch. Mr. Ellison also threatened to pull the Turfway Park signal to AmericanTab and all of its affiliates. This confiscation later led to a false gambling/bookmaking indictment of the Company's consultant Patrick L. Brown which was dismissed in Kenton County during May 2006.

The ending affiliation with AmericaTab, Ltd., the incident with Patrick L. Brown and somewhat forced transition from being a "BDC" has had a material and harmful effect on the Company, its operations and future. Consequentially, this is why the Company is presently exploring its options to remain in the account wagering business as well as, open to other ideas and directions for the business. The Company intends to file a lawsuit to recoup its damages and is currently focusing its time on preparing such action against the responsible parties.

Critical Accounting Policies

Accrued Derivative Liability. The convertible debenture and the Series A, D and E preferred stock can be converted into common stock at a conversions price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon "net-share settlement" is essentially indeterminate. In accordance with SFAS No. 133, we have bifurcated the beneficial conversion features embedded in our convertible debentures and preferred stock and have recorded the fair value of these beneficial conversion features as a current liability.

Convertible Preferred Stock. Our Series A, D and E preferred stock are presented as a current liability since we have financial instruments that are convertible into common stock at a conversions price that is a percentage of the market price; therefore the number of shares that could be required to be delivered upon "net-share settlement" is essentially indeterminate and we do not have enough authorized shares to satisfy the conversion of our convertible preferred stock.

Revenue Recognition. Revenue is recognized at the time a bet is placed on our online website.

Restatement of Prior Year Financial Statements

We have restated our previously issued 2004 consolidated financial statements for matters related to the following previously reported items: properly reflect the accounting for convertible notes, convertible preferred stock and the bifurcation of the related derivative liability pursuant to EITF Nos. 00-19, 05-02, 05-04 and SFAS No. 133; and the related income tax effects. The consolidated financial statements for 2004 have been restated to reflect the corrections.

The net loss for 2004 was originally $1,159,857, while the 2004 restated net loss is reported as $1,078,294, a decrease in net loss of $81,563. This decrease in net loss related to the decrease in the accrued derivative liability.

On the 2004 balance sheet, the restatement resulted in an increase in current liabilities of $2,751,502 consisting of the following: 1) the recording of the accrued derivative liability of $1,205,602 and 2) the reclassification of the Series A, D and C convertible preferred stock to a current liability which amounted to $1,545,900. In addition total stockholders' deficit increased by $2,751,502 due to recording the beneficial conversion feature of the convertible debt and convertible preferred stock as a current liability and the reclassification of the Series A, D and E preferred stock as a current liability.

Operating Results for the Year Ended December 31, 2005 and 2004

Revenues. Our revenues for the year ended December 31, 2005 were $26,234 as compared to $0 for the same period in 2004. Our revenue come our Online Enterprises subsidiary which opened its web site for betting in 2005.

Operational Expenses. Our operational expenses for the year ended December 31, 2005 were $761,421 compared to $705,916 for the same period in 2004. The increase in operational expenses is primarily due to a decrease in compensation offset by an increase in professional fees and office expenses.

Other Income (Expense). Our interest expense and financing costs for the year ended December 31, 2005 was $42,695 compared to $457,577 during the same period in 2004. The decrease in the interest expense and financing costs is the result of the amortization of the beneficial conversion features for convertible debentures issued in early 2004 and a decrease in debentures outstanding.

Change in accrued derivative liability for the year ended December 31, 2005 was $185,554 compared to $81,563 during the same period in 2004. The increase is due to the reduction in the liability due to the conversion of debentures and preferred stock during 2005.

Net Income (Loss). Our net loss for the year ended December 31, 2005 was ($592,328) compared to ($1,078,294) for the same period in 2004. The decrease in the net loss is due to lower compensation, and amortization of the beneficial conversion feature.

Changes In Balance Sheet. At December 31, 2005 we had current assets of $25,705 as compared to $306,659 at December 31, 2004, total assets of $99,011 at December 31, 2005 as compared to $367,985 at December 31, 2004, total liabilities of $3,890,599 at December 31, 2005 as compared to $3,456,426 at December 31, 2004 and stockholders' equity (deficit) at December 31, 2005 of ($3,791,588) as compared to ($3,088,441) at December 31, 2004. The decrease in current and total assets is the result of paying for operational expenses. The increase in total liabilities is the result of the increase in convertible preferred stock which is shown as a current liability.

Liquidity, Capital Resources and Cash Requirements. During the year ended December 31, 2005 net cash used in operating activities for the period was $762,081 which was principally used to fund our loss from operations. Net cash used for investing activities was $38,842 which was due to the investment in our web site and purchase of equipment. Net cash provided by financing activities was $518,051, principally a result of us selling shares of Series E preferred stock for $440,000 and shares of common stock for $115,000.

As a result of the above, as of December 31, 2005, we had a cash position of $23,787.

We have historically financed our operations via convertible-debt and preferred-stock financing obtained from various private equity firms. These funds intend, over time, to convert their positions into shares of our common stock. This will cause significant dilution to existing shareholders.

In the immediate future, we have no commitments or plans to finance our business. We intend to seek a merger with a larger operational enterprise, or partnering with another account wagering industry company.

Change in Number of Employees

In 2006 we may hire additional employees depending upon the direction and nature of our ongoing business operations.


                                    BUSINESS

Phoenix Interests, Inc. is a reporting company under the federal securities laws. Our shares of common stock are publicly traded on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "PXIT" We were organized under the laws of Nevada on March 25, 1999.

Our business had been purchasing, training, and selling thoroughbred horses, but on December 31, 2003, we elected to discontinue our operations and instead to focus our business on investing in small, cash-flow-positive businesses across a range of industries, the initial focus being the gaming and entertainment industries. We intended to make strategic investments in start-up, development-stage, and, in certain circumstances, distressed companies that are able to make use of new technologies and demonstrate creative thinking. Potential candidates for investment included old-line businesses such as racetracks and other traditional gaming properties, as well as online opportunities, including account-wagering projects. We were focusing our efforts on those companies in a position to capitalize on the continuing expansion of the Internet and the flow of information across traditional barriers and borders. In principle, we preferred to make investments in companies where we could acquire at least a 51% ownership interest in the outstanding capital of the portfolio company.

Consistent with this business plan, on January 20, 2004, we filed a Form N-54 with the Securities and Exchange Commission (SEC) indicating that we wish to be regulated as a business development company under the Investment Company Act of 1940. One reason for so doing is that our proposed operating model best approximates that of an investment company. As a business development company, we were required to have at least 70% of our assets in " portfolio companies."

During 2004, we formed a wholly owned subsidiary, Online Enterprises, Inc., which launched www.Barn66.com. This website is an online thoroughbred-listing service for the industry. The site allows users from around the world to buy and sell thoroughbreds privately, as well as promote public consignment sales. In addition to accepting listings of thoroughbreds, users can list for sale other industry-related services and products. During 2005, we began offering free listings as a way to promote use of the site.

During 2005, we launched www.BetBarn66.com. This website is a member of the AmericaTab affiliate system; AmericaTab is a United States based wagering service that is owned and operated by racetracks and licensed to operate by the Oregon Racing Commission.

These websites were representative of the kinds of transactions we expected to engage in as a business development company.

In January of 2006, AmericaTab notified us that it was ending its affiliation by serving a six-month notice. In June 2006 we sold our customer base back to America Tab, Ltd.


In January of 2006, the SEC also notified us that they considered that we were not in compliance with various requirements of the Investment Company Act, including requirements regarding a BDC's capital structure and financial statements. In this regard, specific concern was also raised by the staff regarding whether a BDC could have or issue convertible securities, whether a BDC could have voting provisions as set forth in the Company's Series C Preferred and whether the Company, with its limited capitalization, was an appropriate candidate to be a BDC.

We do not expect that in the near future our capitalization will increase to a sufficient size that will enable us to comply with the intense regulatory requirements of the Investment Company Act of 1940, as amended, as it relates to BDCs. Consequently, our board determined that it would no longer be feasible for our company to operate as a BDC and that the appropriate course of action would be to withdraw our election to be regulated as a BDC under the Investment Company Act of 1940 by filing a Form N-54C with the SEC. By written consent, shareholders owning shares representing a majority of our voting power authorized us to take this action.

Given our limited assets and the fact that our principal asset consists of our wholly owned subsidiary Online Enterprises, Inc., we would never have been required to register as an investment company under the Investment Company Act; we were considered an investment company solely as a result of our being a BDC. We do not expect that in the near future we will be at risk of having to register as an investment company.

On March 31, 2006, we withdrew our election to be regulated as a business development company.

Our business address is One RiverPoint Plaza, Suite 706, Jeffersonville, Indiana 47130, and our telephone number is (502) 584-4434.


                                LEGAL PROCEEDINGS

We are not currently party to any pending or threatened litigation, claim, or assessment.

                             DESCRIPTION OF PROPERTY

Our executive and administrative office is located at One RiverPoint Plaza, Suite 706, Jeffersonville, Indiana 47130. These premises are owned by James D. Tilton, Jr., our chief executive officer. Through June 30, 2003, he did not charge the company any rent for our use of these premises. Starting July 1, 2003, he has charged our company $1,250 per month for its use of these premises, and during 2005 increased this amount to $1,500 per month.


                                   MANAGEMENT

Our directors and our one executive officer are listed below.

Name                         Age      Position Held
James D. Tilton, Jr.         45       Chairman of the Board, Chief Executive
                                      Officer, President, and Secretary
Peter Klamka                 37       Director


Biographical Information

James D. Tilton, Jr. has served as chairman of our board of directors, chief executive officer, president, secretary, treasurer and sole director since we were formed. Mr. Tilton has more than 10 years' experience in the securities industry. From 1995 to 1996, he was a stockbroker at Morgan Keegan. From 1997 to 1999, he worked independently in the securities industry, specializing in corporate finance and investment banking. Mr. Tilton has been involved in the financing of private and public small-growth companies. Since January 1999, Mr. Tilton has also been TuneIn Media, Inc.'s chief executive officer and president. TuneIn Media, Inc. was an interactive media content provider and currently is a dormant company. Mr. Tilton formally resigned this position in October of 2005. Mr. Tilton is currently a director of Girasolar (OTCBB: GRSR). Mr. Tilton has a B.A. in Political Science with an emphasis in Accounting/Business from the University of Louisville.

Peter Klamka has been the chairman of the board and chief executive officer of Legend Mobile, Inc. (OTCBB:LGMB.OB) since its inception in May 1997. Through its subsidiary Legend Credit, Inc., Legend Mobile develops and markets stored value cards. Mr. Klamka has been active in creating, marketing and developing various licensed products. He has also bought and sold several businesses, including Sunset Interactive Network Inc., which was sold to American Sports History Inc. (OTCBB: AMSH), and General Display Devices Inc., which was sold to Daktronics Inc. (NASDAQ: DAKT). In 1994, Mr. Klamka founded Wilshire Fragrance and served as its chief executive officer. Mr. Klamka is Chairman and Chief Executive Officer of Girasolar (OTCBB: GRSR). Mr. Klamka received his Bachelor of Arts degree from the University of Michigan.

Audit Committee and Financial Expert

Our board of directors acts as our audit committee. No member of our board of directors is an "audit committee financial expert," as that term is defined in
Item 401(e) of Regulation S-B promulgated under the Securities Act.

To date, we have conducted limited operations and generated only minimal revenue since inception. In light of the foregoing, and upon evaluating our internal controls, our board of directors determined that our internal controls are adequate to insure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our board of directors concluded that the benefits of retaining an individual who qualifies as an "audit committee financial expert" would be outweighed by the costs of retaining such a person.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation that we paid to our chief executive officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") since our company was formed in January 2004.


---------------------------------------------------------------------------------------------------------------------
                                             SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
                                                                                                         SECURITIES
                                                                                         RESTRICTED     UNDERLYING
                                                                         OTHER ANNUAL      STOCK          OPTIONS/
NAME AND PRINCIPAL POSITION     YEAR              SALARY($)              COMPENSATION      AWARDS           SARS
------------------------------- ---------- ----------------------------- -------------- -------------- --------------
James D. Tilton, Jr.            2003                   (1)                 $125,000      $50,000 (4)        --
Chairman of the board,
chief executive officer
and president
------------------------------- ---------- ----------------------------- -------------- -------------- --------------

James D. Tilton, Jr.            2004                   (1)                    --        $168,000 (5)        --
Chairman of the board,
chief executive officer
and president
------------------------------- ---------- ----------------------------- -------------- -------------- --------------

James D. Tilton, Jr.            2005               180,000 (1)                --             --             --
Chairman of the board,
chief executive officer
and president
------------------------------- ---------- ----------------------------- -------------- -------------- --------------


(1) In 2003 and 2004, we did not pay Mr. Tilton a regular salary. Under his employment agreement with us, in 2002 we were required to pay him an annual salary of $180,000, respectively. We agreed to pay him an annual salary of $180,000 in 2003 and 2004 but did not do so. In 2005, we agreed to pay him a salary of $180,000, as well as 2006.

(2) Under our Millennium Stock Option Plan, on January 3, 2000, we granted Mr. Tilton options to purchase 3,000,000 shares of our common stock at an exercise price of $0.11. These options were cancelled upon our electing to be regulated as a business development company.

(3) Due to the fact that in 2002, 2003, and 2004 we did not pay Mr. Tilton a regular salary, in 2002, 2003, and 2004 we made lump-sum compensation payments to Mr. Tilton of $45,000, $125,000, and $45,000, respectively. Mr. Tilton waived any rights to the $135,000 shortfall in his 2004 annual compensation, the board of directors having previously agreed to pay him $180,000 in 2004.

(4) As further compensation in lieu of salary for services performed by him during 2003, in December 2003 we issued to Mr. Tilton 100,000 shares of our Class B preferred stock. These shares were given an imputed value of $50,000 based on the closing bid price of the common stock on the date of issuance. In January 2004 these shares were exchanged for 10,900,000 shares of Class C convertible preferred stock. These shares were reversed alone with common shares in January 2006. As a result of the 50:1 reverse split, 218,000 remain.

(5) In January 2004, the 100,000 shares of our Class B preferred stock that we issued to Mr. Tilton in December 2003 were exchanged for 10,900,000 shares of Class C convertible preferred stock. These shares were given an imputed value of $168,000. And we paid Mr. Tilton $169,478 of his $200,000 of accrued compensation.

Compensation of Directors

We do not currently compensate our directors for acting as such, although we may do so in the future.

Employment Agreements

Our employment agreement with James D. Tilton, Jr., ended on December 31, 2002. This agreement provided for payment of an annual base salary of $90,000 for calendar year 2000, $120,000 for calendar year 2001, and $180,000 for calendar year 2002. During those years, we did not pay him a salary. We agreed to pay Mr. Tilton a salary of $180,000 during 2003, but did not actually pay him a salary.

The shortfall between the salary we undertook to pay Mr. Tilton between January 1, 2000 and December 31, 2003, and the compensation payments actual made to him equaled $350,000. In recognition of that fact, in December 2003 we agreed to pay to Mr. Tilton, as and when the board of directors determines that funds are available to do so and in one or more payments of $200,000. In 2004, we paid Mr. Tilton $169,478 of this $200,000.

Mr. Tilton's employment agreement also provided for the one-time grant under our Millennium Stock Option Plan of 3,000,000 incentive stock options (reduced to 300,000 by the ten-for-one reverse stock split effected in January 2004) to Mr. Tilton at 110% of the fair market value of our common stock on the date of the grant. These options vested but were cancelled upon our electing to be regulated as a business development company.

As of yet we have not entered into a new employment agreement with Mr. Tilton.

We do not pay our directors any compensation for serving as such. We did, however, issue to each of Peter Klamka and Hiram Woo 250,000 shares of our Class C preferred stock upon their joining our board of directors. These shares were reversed 50:1 with common shares in January 2006. As a result 5,000 remain.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The premises housing our executive and administrative office are owned by James
D. Tilton, Jr., our chief executive officer. See "Description of Property." Starting July 1, 2003, he has charged the company $1,250 per month for our use of these premises, and during 2005 was increased to $1,500 per month.

By way of compensation in lieu of unpaid salary, in 2003 we issued shares to Mr. Tilton and in 2002, 2003, and 2004 we made lump-sum payments to him. See "Executive Compensation." In addition, in December 2003 we agreed to pay to Mr. Tilton, as and when the board of directors determines that funds are available to do so and in one or more payments, a bonus of $200,000 in lieu of unpaid salary. In 2004, we paid Mr. Tilton $169,478 of this $200,000. See "Employment Agreement."


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of July 1, 2006, the beneficial ownership of our common stock and preferred stock (1) by any person or group that we know beneficially owns more than 5% of the outstanding common stock or any class of preferred stock, (2) by each director and executive officer, and (3) by all directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in this table have sole voting and investment power with respect to those shares. The address of all individuals for whom an address is not otherwise indicated is One RiverPoint Plaza, Suite 706, Jeffersonville, Indiana 47130.


-----------------------------------------------------------------------------------------
       Name and Address        Number of Shares    Class of Stock   Percentage of Class
                              Beneficially Owned
=========================================================================================
James D. Tilton, Jr.              218,798(3)           Common             0.00007%
Chairman of the board,
chief executive officer
and president
-----------------------------------------------------------------------------------------
                                   218,000        Class C preferred        95.6%
-----------------------------------------------------------------------------------------

Peter Klamka                      5,000 (2)            Common             0.00001%
Director
-----------------------------------------------------------------------------------------

                                    5,000         Class C preferred         2.2%
-----------------------------------------------------------------------------------------

All directors and officers as      223,798             Common             0.00007%
a group (three persons)
-----------------------------------------------------------------------------------------

                                   223,798        Class C preferred        97.80%
-----------------------------------------------------------------------------------------

     (1) Figures based on 331,734,425 shares of common stock and 228,000 shares of Class C preferred stock being outstanding as of July 1, 2006, with each share of Class C preferred stock being convertible at any time, at the option of the holder, into one share of common stock.

     (2) Consists of 5,000 shares of Class C preferred stock, each convertible at any time at the option of the holder into one share of common stock.

     (3) Consists of 218,000 shares of Class C preferred stock, each convertible at any time at the option of the holder into one share of common stock.

                              SELLING SHAREHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

None of the selling shareholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder and the percentage of ownership of that selling shareholder, shares of common stock issuable on conversion of shares of preferred stock held by that selling shareholder that are convertible within 60 days of June 10, 2006, are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder. Each selling shareholder's percentage of ownership in the following table is based on 331,734,425 shares of our common stock outstanding as of July 1, 2006.

------------------------------------ ---------------------------- ----------------- -------------------------
                                                                    Number of
                                                                   common shares
                                      Shares beneficially owned    registered in      Shares beneficially
              Selling Shareholder       prior to the offering     this prospectus   owned after the offering
------------------------------------ ---------------------------- ----------------- -------------------------

                                          Number        Percent                        Number      Percent

Thomas Dondero                             15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Tara Fonzino                               15,000,000      4.99%       150,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Randy Hansen                               15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

William Iandolo                            15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Frank Ingram                               15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Anthony Janish                             15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Matt Lasher                                15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Diana Piscopo                              15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Christian Serino                           15,000,000      4.99%       100,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Texas International                        15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Michael Pallante                           15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Viamax Trading                             15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Monaco Capital                             15,000,000      4.99%        75,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

NGA                                        15,000,000      4.99%       150,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Larry Pallante                             15,000,000      4.99%        50,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Pinnacle Investment Partners, L.P.         30,000,000      9.99%       300,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

Total:                                   249,000,000                 1,325,000,000             0           0
------------------------------------ ----------------- ---------- ----------------- ------------- -----------

                              PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of shares of our common stock offered by the selling shareholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling shareholders selling those shares or by the purchasers of those shares.

On our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

     o the name of each such selling shareholder and of any participating broker-dealer

     o    the number of securities involved

     o    the price at which such securities were sold

     o the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable

     o that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

     o    other facts material to the transaction.

The selling shareholders may use any one or more of the following methods when selling shares:

     o    directly as principals

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account

     o an exchange distribution in accordance with the rules of the applicable exchange

     o    privately negotiated transactions

     o short sales that are in compliance with the applicable laws and regulations of any state or the United States

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share

     o    a combination of any such methods of sale

     o    any other method permitted pursuant to applicable law

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling shareholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling shareholders and may have other business relationships with, and perform services for, us. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling shareholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock. We have advised each selling shareholder that it may not use shares of common stock issuable on conversion of warrants and included in prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part has been declared effective.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Our securities are subject to the "penny stock rules" adopted under section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the "penny stock rules" for any significant period, that could have an adverse effect on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (3) to obtain needed capital.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 5,000,000,000 shares of common stock, and 20,000,000 shares of preferred stock. The following summary of certain terms of our stock is not complete. For further information, please refer to our articles of incorporation, a copy of which is available for review at our offices and is also attached as an exhibit to the registration statement of which this prospectus forms a part. For additional information regarding the rights and liabilities of shareholders of Nevada corporations, please refer to the Nevada Revised Statutes.

Common Stock

There were 331,734,425 shares of our common stock outstanding as of July 1, 2006. Holders of shares of our common stock have one vote per share on all matters (including election of directors). The common stock is not redeemable and has no conversion or preemptive rights. If we are liquidated, holders of shares of common stock will share equally in assets available for distribution after satisfaction of creditors and the holders of any preferred stock. We may pay dividends, in cash, securities, or other property, as and when as declared by our board of directors from funds legally available, but we have paid no cash dividends on our common stock to date and do not anticipate paying dividends in the foreseeable future.

Preferred Stock

Our board of directors is authorized, without further action by our shareholders, to issue some or all of the authorized but unissued shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. We have authorized four series of preferred stock; these are described below;

Series A Preferred Stock. There are 5,000 shares of Series A preferred stock authorized, 2,656 of which were outstanding as of July 1, 2006. Each share of Series A preferred stock is entitled to receive a monthly dividend of $2.00 per share, payable quarterly in arrears, and is convertible into common stock at the rate of $100 per share ($500,000 in the aggregate) at a discount of (1) 75% of the closing bid price of the common stock (if at the option of the holder), or
(2) 60% of the closing bid price of the common stock (if at the option of our company). In the event of liquidation, all shares of Series A preferred stock would automatically be converted into shares of our common stock at rate of $100 per share, with holders of shares of Series A preferred stock being entitled to receive, in the aggregate, shares of our common stock valued at $500,000. Shares of Series A preferred stock vote with shares of our common stock on an as-converted basis.

Series B Preferred Stock. There are 100,000 shares of Series B preferred stock authorized, of which none of the shares were outstanding as of July 1, 2006. In the event of liquidation, each shares of Series B preferred stock ranks equivalent to one share of our common stock. Shares of Series B preferred stock are not entitled to participate in dividends declared on our common stock. The Series B preferred stock votes together with our common stock on the basis of 1,000 votes per share.


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

Series C Preferred Stock. There are 15,000,000 shares of Series C preferred stock authorized, of which 228,000 shares were outstanding as of July 1, 2006. Each share of Series C preferred stock is convertible into one share of our common stock. The Series C preferred stock is non-interest bearing, does not have voting rights, and is not entitled to receive dividends. In the event of a liquidation, each share of Series C preferred stock will automatically convert into one share of our common stock and will otherwise not be entitled to any preference over shares of our common stock or any shares of our preferred stock. Shares of Series C preferred stock are entitled to name two members of our board of directors.

Series D Preferred Stock. There are 25,000 shares of Series D preferred stock authorized, of which 9,691 shares were outstanding as of July 1, 2006. Shares of Series D preferred stock are entitled to participate, on an as-converted basis, in any dividends declared on the common stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series D preferred stock shall be entitled to share pari passu with the holders of shares of common stock in the assets of the Corporation, on an as converted basis, whether such assets are capital or surplus of any nature. Any outstanding shares of Series D preferred stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of common stock at the conversion rate in effect at the time of conversion, determined as provided herein, except that (1) a holder of shares of Series D preferred stock may at any given time convert only up to that number of shares of Series D preferred stock as would result in the aggregate beneficial ownership of the Company's common stock (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of that holder and all persons affiliated with that holder not being more than 4.99% of the Company's common stock then outstanding and (2) a holder of shares of Series D preferred stock may not convert more than half of that holder's shares of Series D preferred stock within any 30-day period. The number of shares into which one share of Series D preferred stock is convertible will be determined by dividing
(1) the sum of (A) Stated Value plus (B) an amount equal to 1% of the Stated Value multiplied by the number of months from the original issue date until the date of conversion (pro rated for any period of less than a month) by (2) the conversion price at that time. The conversion price is the lesser of (1) 70% of the closing bid price and (2) $0.0192 (the amount being 120% of the closing bid price on December 22, 2004).

Series E Preferred Stock. There are 5,000 shares of Series E preferred stock authorized, of which 4,848 shares were outstanding as of July 1, 2006. Shares of Series E preferred stock may, at the option of the holder, be converted into shares of common stock at the conversion rate in effect at the time of conversion. The number of shares into which one share of Series E preferred stock is convertible will be determined by dividing (1) the sum of (A) the "Stated Value" (equal to $100) plus (B) an amount equal to 1.5% of the Stated Value multiplied by the number of months from the date of issuance until the date of conversion (pro rated for any period of less than a month) by (2) the lesser of (A) $0.006 and (B) the Conversion Price at that time. For these purposes, "Conversion Price" means 70% of the Closing Bid Price, and "Closing Bid Price" on a given day means the lowest closing bid price of the common stock out of the closing bid price of the common stock on each of the five immediately preceding trading days on NASDAQ or any other principal securities price quotation system or market on which prices of the common stock are reported.

Options and Warrants

There are currently no options or warrants.

Dividend Policy

We have no previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available for to pay dividends.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no disagreements with our accountants, and has no further financial disclosure other than the financial statements included herein.


                 EXHIBIT INDEX AND INDEX TO FINANCIAL STATEMENTS

No.      Description

3.1 Articles of incorporation of the registrant (incorporated by reference to the registrant's registration statement on Form 10-SB, as amended, filed with the Commission on July 5, 2000).

3.2 Certificate of designations of Series A preferred stock of the registrant filed with the Nevada Secretary of State on April 18, 2002 (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

3.3 Certificate of designations of Series B preferred stock of the registrant filed with the Nevada Secretary of State on December 17, 2003 (incorporated by reference to the registrant's quarterly report on form 10?QSB filed with the Commission on June 6, 2004).

3.4 Certificate of amendment of the registrant filed with the Nevada Secretary of State on December 31, 2003 (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

3.5 Certificate of designations of Series C preferred stock of the registrant filed with the Nevada Secretary of State on January 13, 2004 (incorporated by reference to the registrant's annual report on form 10-KSB filed with the Commission on April 21, 2006).

3.6 Corrected certificate of designation of Series D preferred stock of the registrant (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

3.7 Bylaws of the registrant (incorporated by reference to the registrant's registration statement on Form 10-SB, as amended, filed with the Commission on July 5, 2000).

10.1 Debenture issued by the registrant to Patrick L. Brown due April 30, 2004 (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

10.2 Debenture issued by the registrant to Pinnacle Investment Partners, L.P. due February 7, 2005 (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

10.3 Securities purchase agreement dated February 7, 2004, between the registrant and Pinnacle Investment Partners, L.P. (incorporated by reference to the registrant's quarterly report on form 10-QSB filed with the Commission on June 6, 2004).

10.4 Form of securities purchase agreement providing for purchase of shares of Series D preferred stock and shares of common stock (incorporated by reference to current report on Form 8-K of the registrant filed with the Commission on January 4, 2005).

14.1 Code of ethics (incorporated by reference to the registrant's annual report on form 10-KSB filed with the Commission on April 21, 2006).

21.1 Subsidiaries of registrant (incorporated by reference to the registrant's annual report on form 10-KSB filed with the Commission on April 21, 2006).

                                     Part II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below:

         Registration fees                           $ 1,000

         Transfer agent fees                         $ 5,000

         Costs of printing and engraving             $10,000

         Legal fees                                  $15,000

         Accounting fees                             $10,000

         Miscellaneous                               $ 9,000
                                                     --------

         Total estimated costs of offering           $50,000

Item 26. Recent Sales of Unregistered Securities

Not Applicable

Item 27. Exhibits

None

Item 28. Undertakings

The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jeffersonville, State of Indiana, on July 26, 2006.

PHOENIX INTERESTS, INC.

By:      /s/ James D. Tilton, Jr.
         ---------------------------
         James D. Tilton, Jr.
         Chief Executive Officer

                                POWER OF ATTORNEY

Each individual whose signature appears below (the "undersigned") appoints James
D. Tilton, Jr., the undersigned's attorney-in-fact and agent, with power of substitution, to sign any amendments (including post-effective amendments) to this registration statement and to file them, with any accompanying exhibits and other documents, with the Securities and Exchange Commission, granting to that attorney-in-fact and agent full authority to perform every act necessary to accomplish the foregoing, as fully as the undersigned might or could do in person, and ratifying all that that attorney-in-fact and agent or his one or more substitutes may lawfully do or cause to be done by virtue of this power of attorney.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Title                               Date

/s/ Peter Klamka                    July 26, 2006
---------------------------
Peter Klamka